Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-179590

Prospectus Supplement No. 1

(to Prospectus dated March 26, 2012)

MARSHALL EDWARDS, INC.

Subscription Rights to Purchase Up to 17,129,361 Units

Consisting of an Aggregate of up to 8,564,680 Shares of Common Stock and

Warrants to Purchase up to 4,282,340 Shares of Common Stock at $0.445 Per Unit

This prospectus amends and supplements the prospectus dated March 26, 2012 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-179590). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on March 30, 2012 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The prospectus and this prospectus supplement relate to our distribution, at no charge, to holders of our common stock, $0.00000002 par value per share (our “Common Stock”), as of 5:00 p.m., Eastern time, March 30, 2012 (the “Record Date”), of subscription rights (the “Rights”), to purchase up to 17,129,361 Units for an aggregate purchase price of up to $7.6 million (the “Rights Offering”). Each Unit consists of 0.50 shares of Common Stock and one warrant representing the right to purchase 0.25 shares of Common Stock. In the Rights Offering, you will receive one Right for every share of Common Stock held by you of record as of the Record Date. The exercise of one Right will entitle you to purchase one Unit at a subscription price of $0.445 per Unit, which represents the subscription price of $0.89 per whole share of Common Stock for two Units.

Our common stock is traded on the Nasdaq Capital Market under the symbol “MSHL”. Except for distributions of the Rights by a rights holder to its own stockholders, members, or general or limited partners, the Rights will not be transferable. The Rights will not trade on the Nasdaq Capital Market or any other securities exchange or trading market. On March 29, 2012, the closing price of our Common Stock on the Nasdaq Capital Market was $0.76 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 16 of the Prospectus to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is March 30, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2012

Marshall Edwards, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 792-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 27, 2012, Marshall Edwards, Inc. (the “Company”) received notice from The NASDAQ Stock Market, LLC (“Nasdaq”) stating that, based on the closing bid price for the Company’s common stock for the last 30 consecutive business days, the Company no longer meets the $1.00 per share minimum bid price requirement for continued inclusion on the Nasdaq Capital Market under Nasdaq Rule 5550(a)(2). The notification letter states that the Company will be afforded a grace period of 180 calendar days, or until September 24, 2012, to regain compliance with the minimum bid price requirement in accordance with Nasdaq Rule 5810(c)(3)(A). In order to regain compliance, shares of the Company’s common stock must maintain a minimum closing bid price of at least $1.00 per share for a minimum of ten consecutive business days during the grace period. In the event the Company does not regain compliance during the initial 180 calendar day grace period, the Company may be eligible for additional time to demonstrate compliance with the minimum bid price requirement if it continues to meet certain other Nasdaq listing requirements.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSHALL EDWARDS, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: March 30, 2012